Exhibit 99.1

Company Contact:	Porter, LeVay & Rose, Inc.
Donald R. Peck, CFO	Cheryl Schneider, VP – Investor Relations
617-638-2000	Jeff Myhre, VP – Editorial
212-564-4700
Tom Gibson – VP Media Relations
201-476-0322

FOR IMMEDIATE RELEASE

FIRST MARBLEHEAD ANNOUNCES THIRD QUARTER FISCAL 2005 RESULTS

Company Raises Revenue and Earnings Guidance for Fiscal 2005;

Provides Preliminary Outlook for Fiscal 2006

BOSTON, MA, April 28, 2005 – First Marblehead Corporation (NYSE: FMD), a leading provider of outsourcing services for private, non-governmental education lending, today announced its financial results for its third quarter of fiscal 2005 and for the nine months ended March 31, 2005.

Total service revenues for the third quarter of fiscal 2005 reached $119.5 million, up from $11.1 million in the third quarter of fiscal 2004.  During the third fiscal quarter of 2005, the Company securitized $715 million of student loans, which generated $93.4 million in service revenues.  The Company did not conduct a securitization transaction in the third quarter of fiscal 2004.

Net income for the quarter rose to $47.4 million, or $0.71 per diluted share, in the third quarter of fiscal 2005.  In its third fiscal quarter last year, the Company reported a net loss of $3.6 million, or $0.06 per diluted share.

Total revenues for the nine months ended March 31, 2005 increased to $297.8 million from $98.1 million in the same prior-year period, reflecting a strong increase in securitization volume.

Net income for the nine months ended March 31, 2005 increased to $116.6 million, or $1.74 per diluted share, from $30.0 million, or $0.47 per diluted share during the comparable period last year.

The Company’s third quarter 2005 loan facilitation volume was $631 million compared with $486 million from the same period last year, an increase of 30%, and the volume of loans available for securitization was $485 million compared with $367 million during last year’s third quarter, an increase of 32%.  Year-to-date, loan facilitation volume increased 52% to over $2.2 billion compared with this time last year, and loans available for securitization were up 62% to $1.8 billion compared with the same period in the prior year.

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Daniel Meyers, First Marblehead’s Chairman and CEO, commented, “The fundamentals driving our industry remain robust, as more and more students and their families seek specialized, well-structured loan products to meet continually increasing higher education costs.  We believe the industry will continue to grow as it has historically, and that marketing efforts to reach out to students with limited awareness of private capital financing alternatives will help fuel that growth. We continue to experience loan facilitation volume growth in excess of that reported by other large scale private student loan providers.”

Meyers continued, “We have executed on our strategy of securitizing loans in three quarters during the fiscal year, and with our nine-month results now in place, we are in a position to increase both our revenue and net income guidance for fiscal 2005.  We expect fiscal 2005 revenues to increase approximately 100% over fiscal 2004 levels, and we expect our net income for the full fiscal year to increase between 100% and 105%.”

Meyers concluded, “Looking forward to fiscal 2006, we anticipate a strong summer lending season, and expect loan facilitation volumes for the year to increase between 30% and 35% over fiscal 2005’s record levels.  In addition, we do not foresee any significant pressure next year on the securitization yields we have been able to achieve during fiscal 2005.”

First Marblehead Corporation will host a conference call today, Thursday, April 28, at 5 p.m. EDT, which will be simultaneously broadcast live over the Internet.  Daniel Meyers, Chairman and Chief Executive Officer, and Donald Peck, Executive Vice President and Chief Financial Officer, will host the call.  To access the webcast, please log on to: www.firstmarblehead.com.

A replay will be available on First Marblehead’s website for 14 days.  A telephone replay will also be available for 14 days by dialing (888) 286-8010 from the U.S., or (617) 801-6888 for international callers, and entering the pass code 26831172.

About First Marblehead Corporation

First Marblehead provides outsourcing services for private, non-governmental education lending in the United States.  The Company helps meet the growing demand for private education loans by providing national and regional financial institutions and educational institutions, as well as businesses and other enterprises, with an integrated suite of design, implementation and securitization services for student loan programs tailored to meet the needs of their respective customers, students, employees and members.

This is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements contained herein, including statements related to our outlook for the industry and for our performance for fiscal year 2005 and beyond, are based upon the Company’s historical performance and on current plans, estimates and expectations.  The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved.  These forward-looking statements represent First Marblehead’s expectations as of April 28, 2005. Subsequent events may cause our expectations to change, and we disclaim any obligation to update the forward-looking statements in the future. You are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory and competitive and other factors that may cause First Marblehead’s performance or achievements to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause First Marblehead’s actual results to differ from its expectations include the factors set forth under the caption “Factors That May Affect Future Results” in First Marblehead’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on February 11, 2005.  These risks could cause actual results of the industry or our actual results for fiscal year 2005 and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company.

-financial tables to follow-

First Marblehead Corporation and Subsidiaries

Condensed Consolidated Statements of Income

For the Three and Nine Months Ended March 31, 2005 (Unaudited)

(in thousands, except per share data)

	Three months ended		Nine months ended
	March 31,		March 31,
	2005	2004	2005	2004
Service revenue:
Structural advisory fees	$62,942	$484	$138,733	$39,184

Residuals	35,153	2,253	101,836	34,790

Processing fees from TERI	20,610	7,933	54,547	22,917

Administrative and other fees	829	457	2,660	1,228

Total service revenue	119,534	11,127	297,776	98,119

Operating expenses:
Salaries and benefits	17,322	8,835	47,523	25,503

General and administrative expenses	20,391	8,414	51,702	22,423

Total operating expenses	37,713	17,249	99,225	47,926

Income (loss) from operations	81,821	(6,122)	198,551	50,193

Other (income) expense:
Total other income, net	(1,046)	(78)	(2,166)	(21)

Income (loss) before income tax expense (benefit)	82,867	(6,044)	200,717	50,214

Income tax expense (benefit)	35,429	(2,478)	84,100	22,219

Net income (loss)	$47,438	$(3,566)	$116,617	$29,995

Net income (loss) per share, basic	$0.72	$(0.06)	$1.80	$0.52

Net income (loss) per share, diluted	0.71	(0.06)	1.74	0.47

Weighted average shares outstanding, basic	65,684	61,856	64,871	58,075

Weighted average shares outstanding, diluted	67,216	61,856	66,937	63,441

First Marblehead Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

As of March 31, 2005 (Unaudited) and June 30, 2004

(in thousands)

	March 31, 2005	June 30, 2004
	(unaudited)
Assets
Total cash and other short-term investments	$218,467	$168,712
Service receivables:
Structural advisory fees	42,767	34,334
Residuals	210,332	108,495
Processing fees from The Education Resources Institute (TERI)	8,358	6,052

	261,457	148,881

Property and equipment, net	33,936	10,831

Goodwill	3,176	3,176
Intangible assets, net	2,776	3,180
Prepaid expenses	20,396	23,030
Other assets	3,466	2,246
Total assets	$543,674	$360,056

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$29,425	$26,285
Net deferred income tax liability	70,416	40,138
Notes payable and capital lease obligations	12,926	15,183
Other liabilities	801	314
Total liabilities	113,568	81,920

Commitments and contingencies
Stockholders’ equity:
Total stockholders’ equity	430,106	278,136
Total liabilities and stockholders’ equity	$543,674	$360,056

Appendix (A)

First Marblehead Corporation and Subsidiaries

Loan Facilitation Metrics

	FY 2005	FY2004	% Increase
Q3 Loan Facilitation Volume	$631 million	$486 million	30%
Q3 Volume of Loans Available for Securitization	$485 million	$367 million	32%

Year-To-Date Loan Facilitation Volume	$2.2 billion	$1.5 billion	52%
Year-To-Date Volume of Loans Available for Securitization	$1.8 billion	$1.1 billion	62%

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